Contact:	Veronica Garza
Investor Relations
(512) 683-6873

National Instruments Declares 3-for-2 Stock Split
Pre-Split Cash Dividend Increased to $0.15 Per Share

AUSTIN, Texas – Jan. 25, 2011 – National Instruments (Nasdaq: NATI) Board of Directors declared a 3-for-2 stock split to be effected as a stock dividend. Stockholders of record on Feb. 4, 2011 will be entitled to one additional share of common stock for every two shares of the company’s common stock held on that date.

The new shares resulting from the 3-for-2 split will be issued on Feb. 21, 2011 to holders of record as of Feb. 4, 2011. On Jan. 25, 2011, the company had approximately 79 million shares of common stock outstanding. After the stock split, the company will have approximately 118 million shares of common stock outstanding.

The Board of Directors also announced an increase to the cash dividend from $0.13 to $0.15 per common share payable on Feb. 21, to shareholders of record on Feb. 4, 2011. The cash dividend will be paid out on a pre-split basis of 79 million shares outstanding.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 12 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati. (NATI-D)

NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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